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                                  [LETTERHEAD]

MICHAEL FOODS COMPLETES SHARE REPURCHASES; BOARD APPROVES 0.5 MILLION SHARE ADDITION

MINNEAPOLIS, May 22 - Michael Foods, Inc. (Nasdaq/NMS - MIKL) announced today that it recently completed purchases of 1.5 million shares of its common stock, which exhausted the share repurchase authorizations given to management by the Board of Directors. Given the valuation level of the stock, the highly accretive earnings per share impact of repurchases at such levels, and the Company's continuing strong cash flow, the Board has authorized a new 500,000 share repurchase program. Such repurchases may occur from time to time in the open market or in privately negotiated transactions. Michael Foods currently has approximately 18.2 million shares outstanding.

The recent purchases of 1.5 million shares occurred via private transactions negotiated with certain Papetti family members. The executed price of $21.77 per share was based upon a 10 day average closing price, with a 3% discount applied.

Gregg A. Ostrander, Chairman, Chief Executive Officer and President, noted, "The Papetti family continues to hold an approximate 8% position in Michael Foods' common stock. Further, the family is actively engaged in the management of the Michael Foods Egg Products Co. and Arthur J. Papetti and Stephen T. Papetti remain directors of the Company. The Papetti family advises that these stock transactions are a result of the family's estate and financial planning activities."

Arthur J. Papetti and Stephen T. Papetti, both directors and involved in the management of the Michael Foods Egg Products Co., commented, "The Papetti family remains actively engaged in Michael Foods' egg products business. The recently formed Michael Foods Egg Products Co. is well-positioned to expand on its global leadership position in value-added egg products. We are excited about the new business opportunities the division faces and are optimistic about the Company's overall growth prospects."

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products. Principal subsidiaries include Papetti's Hygrade Egg Products, Inc., M. G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

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